UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 5, 2015

E. I. du Pont de Nemours and Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street

Wilmington, Delaware 19898

(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Effective February 5, 2015, Curtis J. Crawford and Richard H. Brown have resigned from the Board of Directors of E. I. du Pont de Nemours and Company (“Company” or “DuPont”) to serve initially as consultants to The Chemours Company (“Chemours”), and then as directors of Chemours upon completion of its separation from DuPont. Upon separation, Mr. Brown will serve as non-executive chairman of Chemours.  A copy of the press release announcing the resignations of Mr. Crawford and Mr. Brown is attached hereto as Exhibit 99.1.

(d)                                 The Board of Directors, upon recommendation of the Corporate Governance Committee, elected Edward D. Breen and James L. Gallogly as new directors, effective February 5, 2015. A copy of the press release announcing the election of Mr. Breen and Mr. Gallogly is attached hereto as Exhibit 99.1.

At the present time, Mr. Breen and Mr. Gallogly have not been named to any committee of the Board of Directors and it is premature to state which committee(s), if any, they may expect to be named to in the future.

There is no arrangement or understanding with Mr. Breen, Mr. Gallogly and any other person pursuant to which either were elected as a director of the Company. There are no transactions in which Mr. Breen or Mr. Gallogly has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Breen and Mr. Gallogly will participate in the standard director compensation arrangements described on pages 15-16 of our 2014 Annual Meeting Proxy Statement, filed with the Commission on March 14, 2014.

Item 8.01      Other Events

On February 5, 2015, DuPont issued a press release announcing the resignations of Curtis J. Crawford and Richard H. Brown from its Board of Directors effective February 5, 2015 and the appointment of James L. Gallogly and Edward D. Breen as new directors  effective February 5, 2015. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference into this Item 8.01.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.

99.1 Press release, dated February 5, 2015, entitled “DuPont Appoints Edward D. Breen and James L. Gallogly to Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

`	E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Barry J. Niziolek
Barry J. Niziolek
Vice President and Controller

February 5, 2015